Exhibit 5.2

1501 McGill College Avenue, 26th Floor Montréal, QC H3A 3N9 Canada

dwpv.com

BELLUS Health Inc.

275 Armand-Frappier Blvd.

Laval, Quebec H7V 4A7

Canada

Re: BELLUS Health Inc.

We hereby consent to the use of our name in the Registration Statement on Form F-10 filed by BELLUS Health Inc. on August 26, 2022, as such may thereafter be amended or supplemented, and in the short-form base shelf prospectus dated August 26, 2022 included therein, on the cover pages and under the heading “Legal Matters.”

In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations thereunder.

/s/ Davies Ward Phillips & Vineberg LLP

Davies Ward Phillips & Vineberg LLP

Montreal, Québec

August 26, 2022